Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and use of our report dated April 20, 2011, with respect to the statements of combined revenues and direct operating expenses of the oil and gas properties purchased by Black Elk Energy Offshore Operations, LLC from W&T Offshore, Inc., included in this Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Black Elk Energy Offshore Operations, LLC and Black Elk Energy Finance Corporation for the registration of $150,000,000 of 13.75% Senior Secured Notes due 2015.

/s/ Ernst & Young LLP

Houston, Texas

June 28, 2011